Exhibit 99.1

Coach Reports First Quarter Earnings of $0.63, up 43%; on 20% Sales Gain

NEW YORK--(BUSINESS WIRE)--October 26, 2010--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $912 million for its first fiscal quarter ended October 2, 2010, compared with $761 million reported in the same period of the prior year, an increase of 20%. Net income for the quarter totaled $189 million, with earnings per diluted share of $0.63. This compared to net income of $141 million and earnings per diluted share of $0.44 in the prior year’s first quarter, representing an increase of 34% and 43%, respectively.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re extremely pleased with our fiscal first quarter results. This quarter’s performance demonstrated a continuation of the strength we have seen in our business throughout 2010, as the wind was once again at our back. Our performance also reflects the resiliency of the premium handbag and accessory category in North America, as well as significant growth in developing markets, as our globalization initiatives take hold.”

For the quarter, operating income totaled $286 million, up 28% from the $223 million reported in the comparable year-ago period, while operating margin was 31.3% versus 29.3% reported for the prior year. During the quarter, gross profit rose 23% to $676 million from $550 million a year ago. Gross margin was 74.2% versus 72.3% a year ago, with the expansion driven primarily by sourcing cost improvements. SG&A expenses as a percentage of net sales totaled 42.8%, as compared to 42.9% reported in the year-ago quarter.

The company also announced that during the first fiscal quarter, it repurchased and retired nearly 3.6 million shares of its common stock at an average cost of $38.35, spending a total of $137 million. At the end of the period, approximately $422 million remained under the company’s present repurchase authorization.

First fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales increased 19% to $775 million from $654 million last year. North American comparable store sales rose 8.5% for the quarter. In Japan, sales rose 3% on a constant-currency basis, while dollar sales rose 14%, adjusted for a stronger yen. China results continued very strong, with comparable store sales rising at a double-digit rate.
  Indirect sales increased 27% to $136 million in the first quarter from the $108 million reported for the prior year. This gain reflected significant growth in shipments into U.S. department stores and international wholesale, given positive POS sales, notably in the international business, and expectations for a stronger holiday season for Coach.

During the first quarter of fiscal 2011 in North America the company opened three retail stores – including one in a new market for Coach. In addition, seven factory stores were opened including two traditional locations and the first five men’s factory stores. This brought the total to 345 retail stores and 128 factory stores as of October 2, 2010. In Japan, Coach opened two locations, bringing the total to 169 at the end of the quarter. In China, eight new locations were opened during the quarter, bringing the total to 49.

Mr. Frankfort continued, “We believe we are at another inflection point for the Coach brand. We have responded to a muted consumer environment globally with our merchandising, marketing and pricing strategies and are experiencing strong top and bottom line results. We continue to become increasingly global, as we expand our distribution in both new and existing regions, while implementing new initiatives, such as men’s, throughout our multi-channel distribution model.”

“We are particularly pleased with our recent developments in Europe, notably plans to open our first regional global flagship, which will be located on New Bond Street in London, as well as additional locations in France, Spain and Portugal, over the next several months.”

“We’re well positioned for the upcoming holiday season and the balance of the fiscal year and remain confident in our growth prospects and ability to drive sales and earnings at a double-digit pace, given the current strength of the Coach business and our increasing global expansion,” Mr. Frankfort concluded.

Coach will host a conference call to review first fiscal quarter results at 8:30 a.m. (ET) today, October 26, 2010. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 2, 2010 and September 26, 2009
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	October 2,	September 26,
	2010	2009(1)

Net sales	$911,669	$761,437

Cost of sales	235,498	211,259

Gross profit	676,171	550,178

Selling, general and
administrative expenses	390,511	326,931

Operating income	285,660	223,247

Interest income, net	248	1,835

Other expense	(810)	-

Income before provision for income taxes	285,098	225,082

Provision for income taxes	96,222	84,255

Net income	$188,876	$140,827

Net income per share

Basic	$0.64	$0.44

Diluted	$0.63	$0.44

Shares used in computing
net income per share

Basic	296,304	318,286

Diluted	301,249	321,115

(1) Amounts presented differ from amounts previously reported due to change in income statement classification. On July 4, 2010, the Company changed its income statement classification for interest and penalties recognized for uncertain tax positions, codified within the Accounting Standards Codification Topic 740, from interest income, net to the provision for income taxes.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At October 2, 2010, July 3, 2010 and September 26, 2009
(in thousands)
(unaudited)

	October 2,	July 3,	September 26,
	2010	2010	2009
ASSETS

Cash, cash equivalents and short term investments	$711,963	$696,398	$994,680
Receivables	133,173	109,068	105,120
Inventories	458,920	363,285	337,545
Other current assets	121,194	133,890	173,128

Total current assets	1,425,250	1,302,641	1,610,473

Property and equipment, net	546,246	548,474	582,230
Other noncurrent assets	638,334	616,000	601,913

Total assets	$2,609,830	$2,467,115	$2,794,616

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$105,448	$105,569	$94,198
Accrued liabilities	463,453	422,725	437,259
Current portion of long-term debt	750	742	704

Total current liabilities	569,651	529,036	532,161

Long-term debt	24,064	24,159	24,429
Other liabilities	433,442	408,627	397,045

Stockholders' equity	1,582,673	1,505,293	1,840,981

Total liabilities and stockholders' equity	$2,609,830	$2,467,115	$2,794,616

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications